Exhibit 99.1

Syngenta Full Year Results 2015

CEO John Ramsay and the Syngenta Executive Committee

Town Hall and Q&A session with employees in Basel

February 3, 2016

Question from the floor

John, can you say something about the motivation of ChemChina to do this given they don’t have much synergies, yet they offer a higher price than Monsanto? Can you say a little bit about their motivation to get into this field with Syngenta?

Answer

John Ramsay

Yes, well it’s very much recognizing the value of this company. I think the motivation is clear, that we are a leading company in this sector. We do have technology that leads in this industry. China strategically recognizes its food issue. It has got a well-versed statement of 7% of the world’s agricultural land and 22% of the world’s population to feed, so they recognize food security right at the top of the agenda and they see Syngenta as an acquisition of a company that’s leading in that field.

So there is no doubt an expectation on their part that we think about China more strategically, that we beef up our resources in China and start to think much more about a higher level of ambition to help Chinese agriculture and, of course, to benefit Syngenta as a business in the future.

Question from the floor

We were hearing yourself saying some weeks ago, months ago, that the consolidation of the industry was coming. This is not a consolidation as we will be kept independent. So how do you see this will transform or impact our competitiveness in the market so that we can compete in a different way against the rest of the players?

Answer

John Ramsay

I think maybe invite comments from colleagues. Maybe Jon and Davor have something. But I think it’s important to recognize that we will have to really capitalize on a period where we continue to be independent doing what we are doing and taking as much advantage as we can of some of our competitors who are actually going to be engaged in internal reorganization, mergers, and the challenges that that imposes. So, maybe Jon, do you want to just a bit more?

Jon Parr

I think that’s absolutely right. First of all, let’s be clear, we’ve just turned in a very creditable set of results. We have every reason to be confident as John mentioned.

Secondly, we already see two competitors coming together with Dow and DuPont and that’s going to cause them an enormous disturbance for the next three to five years. And this creates a huge opportunity for us, both in terms of their distraction as they look inwardly to sort themselves out, but also in terms of the potential that they’re forced to divest some of their assets which we could then be interested in. If anybody else in the industry chooses to pair up, then there will be more of that as well.

We shouldn’t underestimate the value of the continuity that we will have as an opportunity and our opportunity within that to keep customer-focused and do what we do well.

So I think you can take a number of different paths and I think the one we’ve got is very exciting and will enable us to really capitalize on the situation. I’m convinced that this is extremely positive.

John Ramsay

Anything to add, Davor?

Davor Pisk

I think you’ve covered the points between you. The only additional build I would have is what’s going to be different is that we will be much clearer about what our ownership really wants of us in the future. It has been challenging with a broad shareholder base, with different emphasis between growth and quality, different strategic expectations of individual shareholders to satisfy expectations and to have that complete conviction in our course of action internally. I think it’s going to be much more straightforward in future and that will allow us to execute our strategy I think with more clarity, with more consistency and I’m sure with more success.

Question from the floor

Answer

My question will be regarding AOL. So, what is impact of the acquisition on the AOL program? Do you expect to speed up the program, to slow down?

John Ramsay

The acquisition by ChemChina is not going to impact AOL at all, so absolutely no change. I think if there is a sort of double side to the question about the implications of AOL in terms of implications for jobs, let me take the opportunity, there may not be in terms of the way you ask the question, but it just occurred to me insofar as implication of jobs.

Clearly one of the advantages of the ChemChina proposal compared to an industry consolidation proposal is the security of jobs. It means we get on with doing what we’re doing and there will be no job consequences of that.

I think insofar as the AOL program is concerned, we need to get on with AOL and if we can do it quicker and faster we should do. We’re already accelerating the program. We’re delivering higher levels of efficiency in 2015 and there is reason to believe that we will achieve higher than target in 2016. I think we should be very pleased with ourselves that we started this program some 18 months, two years ago in fact because if you look at the competition when they announced the third quarter results, they all were announcing restructuring programs.

So within the AOL ourselves, let me give you this assurance. There is no inherent plan to have job cuts for the sake of job cuts in the way that restructuring tends to conjure up. There is an intention to continue to look for areas of efficiency as best we possibly can. The programs are very clear. I think all the functions and teams are crystal clear as to what the scope of the program is and it’s a question of working that.

I do think insofar as our corporate goals are concerned, we did specify simplicity as a goal. Everybody you talk to would tend to say that we believe this is what we say. We believe we’re a complex organization. The implication being we’re too complex for the levels of efficiency and effectiveness that we aspire to. So I think it’s incumbent on us all to really look and help each other find ways of us starting to address this old question of complexity because we’ve got to stop beating ourselves up about complexity. We’ve got to start finding ways of reducing it.

So, what I’m trying to say is that let’s take the ethos of AOL and find ways of embracing it more if we can, and really driving efficiency as a fundamental ethos in everything that we do every day of everything we do and that’s what we’re trying to achieve with AOL and opex and the overall intent on chasing increased efficiency.

Question from the floor

What reactions have you had from our customers and what does the ChemChina deal imply for them this year?

Answer

Jon Parr

I think it’s clearly very important to us because in the end, the relationship with our customers is of paramount importance and I think we have many, many different customers so the reaction is going to be very varied from one place to another.

Let’s not kid ourselves, we have many customers who won’t be too troubled by who our owners are. They will judge us by our service, by our products, and by our people that they interact with and I think that’s an important first step.

We’ve had some very, very early feedback from one or two markets where the reaction has actually been very positive.

But these are anecdotes at the moment. Customers making comments such as, “This is good. This is good for my future choice”. Some customers expressing an opinion that this is better than the alternative option that they had feared where they lost choice with Syngenta and potentially Monsanto coming together. But then I expect in some markets other prejudices will creep in and we will have to work very hard to explain that Syngenta is still Syngenta and please do judge us by our products and our people and the value that we bring to your business. No doubt we have work to do in that space.

Question from the floor

I’m not worried for STI. My STI is so tiny that the quality of my life will not change if it is a question of ChinaChem or Monsanto. I am really more worried about our value, about what good leadership looks like, about diversity and inclusion, and I would like to hear some commitment from your side that I can sleep well.

Answer

John Ramsay

Look, this is a serious question. I respect the question because it is one that we have had at the top of our minds for many months as we’ve had discussions with ChemChina. I think there is no doubt in my mind that they are sincere about their commitment to sustainable agriculture, to our values, our Code of Ethics, and our Code of Conduct, Code of Ethics and our good growth plan in all the things that we’ve been working so hard to put in place. So, they are absolutely committed to that, and in fact, Christoph has been successful in negotiating protections in the actual transaction agreement which enables that to be the case. We need not go into the detail about that, but just in the interests of time, take that as read.

I think the question for us is more what are we going to do about those values? We’re not going to get interference from ChemChina. I think what we’ve got to do is step up our game in many ways and really do more on diversity and inclusion and really make it a sincere intention and make it a real intention. I think we’ve done an awful lot in that area in the last few years, but it’s down to us as it always has been and I think we have to work together to continue to make our values really, to really live collectively our values.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

THE TENDER OFFER FOR THE OUTSTANDING SHARES, AMERICAN DEPOSITARY SHARES AND OTHER OUTSTANDING EQUITY INSTRUMENTS IN THE COMPANY HAS NOT BEEN COMMENCED. THIS ANNOUNCEMENT IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO PURCHASE OR A SOLICITATION OF AN OFFER TO SELL COMPANY SECURITIES. THE SOLICITATION AND OFFER TO BUY COMPANY SECURITIES WILL ONLY BE MADE PURSUANT TO AN OFFER TO PURCHASE AND RELATED MATERIALS. AT THE TIME THE OFFER IS COMMENCED, CHEMCHINA WILL FILE A TENDER OFFER

STATEMENT ON SCHEDULE TO WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (“SEC”) AND THEREAFTER, THE COMPANY WILL FILE A SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 WITH RESPECT TO THE OFFER. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THESE MATERIALS CAREFULLY WHEN THEY BECOME AVAILABLE SINCE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE OFFER. THE OFFER TO PURCHASE, SOLICITATION/RECOMMENDATION STATEMENT AND RELATED MATERIALS WILL BE FILED BY CHEMCHINA AND THE COMPANY WITH THE SEC, AND INVESTORS AND SECURITY HOLDERS MAY OBTAIN A FREE COPY OF THESE MATERIALS (WHEN AVAILABLE) AND OTHER DOCUMENTS FILED BY CHEMCHINA AND THE COMPANY WITH THE SEC AT THE WEBSITE MAINTAINED BY THE SEC AT WWW.SEC.GOV. INVESTORS AND SECURITY HOLDERS MAY ALSO OBTAIN FREE COPIES OF THE SOLICITATION/RECOMMENDATION STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC BY THE COMPANY AT WWW.SYNGENTA.COM.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

SOME OF THE STATEMENTS CONTAINED IN THIS ANNOUNCEMENT ARE FORWARD-LOOKING STATEMENTS, INCLUDING STATEMENTS REGARDING THE EXPECTED CONSUMMATION OF THE ACQUISITION, WHICH INVOLVES A NUMBER OF RISKS AND UNCERTAINTIES, INCLUDING THE SATISFACTION OF CLOSING CONDITIONS FOR THE ACQUISITION, SUCH AS REGULATORY APPROVAL FOR THE TRANSACTION AND THE TENDER OF AT LEAST 67% OF THE OUTSTANDING SHARES OF THE COMPANY, THE POSSIBILITY THAT THE TRANSACTION WILL NOT BE COMPLETED AND OTHER RISKS AND UNCERTAINTIES DISCUSSED IN THE COMPANY’S PUBLIC FILINGS WITH THE SEC, INCLUDING THE “RISK FACTORS” SECTION OF THE COMPANY’S FORM 20-F FILED ON FEBRUARY 12, 2015, AS WELL AS THE TENDER OFFER DOCUMENTS TO BE FILED BY CHEMCHINA AND THE SOLICITATION/RECOMMENDATION STATEMENT TO BE FILED BY THE COMPANY. THESE STATEMENTS ARE BASED ON CURRENT EXPECTATIONS, ASSUMPTIONS, ESTIMATES AND PROJECTIONS, AND INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS THAT MAY CAUSE RESULTS, LEVELS OF ACTIVITY, PERFORMANCE OR ACHIEVEMENTS TO BE MATERIALLY DIFFERENT FROM ANY FUTURE STATEMENTS. THESE STATEMENTS ARE GENERALLY IDENTIFIED BY WORDS OR PHRASES SUCH AS “BELIEVE”, “ANTICIPATE”, “EXPECT”, “INTEND”, “PLAN”, “WILL”, “MAY”, “SHOULD”, “ESTIMATE”, “PREDICT”, “POTENTIAL”, “CONTINUE” OR THE NEGATIVE OF SUCH TERMS OR OTHER SIMILAR EXPRESSIONS. IF UNDERLYING ASSUMPTIONS PROVE INACCURATE OR UNKNOWN RISKS OR UNCERTAINTIES MATERIALIZE, ACTUAL RESULTS AND THE TIMING OF EVENTS MAY DIFFER MATERIALLY FROM THE RESULTS AND/OR TIMING DISCUSSED IN THE FORWARD-LOOKING STATEMENTS, AND YOU SHOULD NOT PLACE UNDUE RELIANCE ON THESE STATEMENTS. CHEMCHINA AND THE COMPANY DISCLAIM ANY INTENT OR OBLIGATION TO UPDATE ANY FORWARD-LOOKING STATEMENTS AS A RESULT OF DEVELOPMENTS OCCURRING AFTER THE PERIOD COVERED BY THIS REPORT OR OTHERWISE.